Exhibit 19

Policy Terms as of February 24, 2025

UMH PROPERTIES, INC.

INSIDER TRADING POLICY

This is the policy of UMH Properties, Inc. (the “Company”) relating to trading of Company securities and related matters (the “Policy”).

I.	Trading in Company Securities While in Possession of Material Nonpublic Information is Prohibited

The purchase or sale of securities by any person who possesses material nonpublic information is a violation of federal and state securities laws. Furthermore, it is important that the appearance, as well as the fact, of trading on the basis of material nonpublic information be avoided. Therefore, it is the policy of the Company that any person subject to this Policy who possesses material nonpublic information pertaining to the Company may not trade in the Company’s securities, advise anyone else to do so, or communicate the information to anyone else until the person knows that the information has been disseminated to the public.

No director, officer, employee or consultant of the Company who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities over which such individuals have or share voting or investment control,

●	buy or sell securities of the Company, other than pursuant to a trading plan that complies with Rule 10b5-1 promulgated by the Securities and Exchange Commission (“SEC”),

●	engage in any other action to take personal advantage of that information, or

●	pass that information on to others outside the Company, including friends and family (a practice referred to as “tipping”).

In addition, it is the policy of the Company that no officer, director, employee or consultant who, in the course of working for the Company, learns of material nonpublic information of another company with which the Company does business, such as a supplier, may trade in that company’s securities until that information becomes public or is no longer material.

The Company is committed to compliance with all applicable federal and state securities laws when engaging in transactions in the Company’s securities.

II.	All Employees and their Family Members and Affiliates Are Subject to this Policy

This Policy applies to all directors, officers, senior vice presidents, employees and consultants of the Company and entities (such as trusts, limited partnerships and corporations) over which such individuals have or share voting or investment control. For the purposes of this Policy, outside directors, officers, senior vice presidents, and consultants are included within the term “employee.” This Policy also applies to any other persons whom the Company’s insider trading Compliance Officer may designate because they have access to material nonpublic information concerning the Company, as well as any person who receives material nonpublic information from any Company insider. Employees, officers and directors are responsible for ensuring compliance by family members and members of their households and by entities over which they exercise voting or investment control.

III.	Executive Officers, Directors and Certain Named Employees Are Subject to Additional Restrictions

A.	Section 16 Insiders

The Company has designated those persons listed on Exhibit A attached hereto as the directors and executive officers who are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the underlying rules and regulations promulgated by the SEC. Each person listed on Exhibit A is referred to herein as a “Section 16 Insider.” The Company will amend Exhibit A from time to time as necessary to reflect the addition and the resignation or departure of Section 16 Insiders.

B.	Insider Employees

The Company has designated certain of its employees as persons who have frequent access to material nonpublic information concerning the Company (“Insider Employees”). The Company will amend this designation from time to time as necessary to reflect the addition and departure of Inside Employees.

C.	Additional Restrictions

Because Section 16 Insiders and Insider Employees are more likely than other employees to possess material nonpublic information about the Company, and in light of the reporting requirements to which Section 16 Insiders are subject under Section 16 of the Exchange Act, Section 16 Insiders and Insider Employees are subject to the additional restrictions set forth in Appendix I hereto. For purposes of this Policy, Section 16 Insiders and Insider Employees are each referred to as “Insiders.”

IV.	Insider Trading Compliance Officer

The Company has designated Craig Koster, Executive Vice President, General Counsel and Secretary, as its Insider Trading Compliance Officer (the “Compliance Officer”).

The duties of the Compliance Officer will include the following:

1.	Administering this Policy and monitoring and enforcing compliance with all policy provisions and procedures.

2.	Responding to all inquiries relating to this Policy and its procedures.

3.	Designating and announcing special trading blackout periods during which no Insiders may trade in Company securities.

4.	Providing copies of this Policy and other appropriate materials to all current and new directors, officers and employees, and such other persons as the Compliance Officer determines have access to material nonpublic information concerning the Company.

5.	Administering, monitoring and enforcing compliance with federal and state insider trading laws and regulations; and overseeing the preparation and filing of all required SEC reports relating to trading in Company securities, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.

6.	Revising the Policy as necessary to reflect changes in federal or state insider trading laws and regulations.

7.	Maintaining as Company records originals or copies of all documents required by the provisions of this Policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.

8.	Maintaining the accuracy of the list of Section 16 Insiders as set forth on Exhibit A and the list of Insider Employees, and updating such lists periodically as necessary to reflect additions or deletions.

The Compliance Officer may designate one or more other individuals who may perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties. In fulfilling his or her duties under this Policy, the Compliance Officer shall be authorized to consult with the Company’s outside counsel.

V.	Applicability of This Policy to Transactions in Company Securities

A.	General Rule.

This Policy applies to all transactions in the Company’s securities, including common stock and preferred stock and any other securities the Company may issue from time to time, such as additional shares of preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options. For purposes of this Policy, the term “trade” includes any transaction in the Company’s securities, including gifts and pledges. However, the Policy does not apply to any bona fide gift of the Company’s securities.

B.	Equity Incentive Plan

The trading prohibitions and restrictions set forth in this Policy do not apply to the mere exercise of stock options for cash, but do apply to all sales of securities acquired through the exercise of stock options. Thus, this Policy does apply to the “same-day sale” or cashless exercise of Company stock options. The Policy does not apply to payment of the exercise price for stock options or tax withholding obligations by surrendering shares of Company stock to the Company.

VI.	Definition of “Material Nonpublic Information”

A.	“Material”

Information about the Company is “material” if it would be expected to affect the investment or voting decisions of a reasonable shareholder or investor, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about the Company. In simple terms, material information is any type of information which could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed material, the following types of information ordinarily would be considered material:

●	financial performance, especially quarterly and year-end operating results, and significant changes in financial performance or liquidity;

●	Company projections and strategic plans;

●	potential mergers or acquisitions, the purchase or sale of Company assets or major partnering or joint venture agreements;

●	new major contracts or finance sources or the loss thereof;

●	significant pricing changes;

●	stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts;

●	significant changes in senior management or membership of the Board of Directors; and

●	actual or threatened major litigation, or the resolution of such litigation.

B.	“Nonpublic”

Material information is “nonpublic” if it has not been widely disseminated to the general public through a report filed with the SEC or through major newswire services, national news services or financial news services. For the purpose of this Policy, information will be considered public after the close of trading one full business day following the Company’s widespread public release of the information.

C.	Consult the Compliance Officer When in Doubt

Any employees who are unsure whether the information that they possess is material or nonpublic must consult the Compliance Officer for guidance before trading in any Company securities.

VII.	Employees May Not Disclose Material Nonpublic Information to Others or Make Recommendations Regarding Trading in Company Securities

No employee may disclose material nonpublic information concerning the Company to any other person (including family members) where such information may be used by such person to his or her advantage in the trading of the securities of companies to which such information relates, a practice commonly known as “tipping.” No employee or related person may make recommendations or express opinions as to trading in the Company’s securities while in possession of material nonpublic information, except such person may advise others not to trade in the Company’s securities if doing so might violate the law or this policy.

VIII.	Employees May Not Participate in Chat Rooms

Employees are prohibited from participating in chat room discussions or other Internet forums regarding the Company’s securities or business.

IX.	Only Designated Company Spokespersons Are Authorized to Disclose Material Nonpublic Information

The Company is required under the federal securities laws to avoid the selective disclosure of material nonpublic information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad dissemination of the information immediately upon its release. Employees may not, therefore, disclose material information to anyone outside the Company, including family members and friends, other than in accordance with those established procedures. Any inquiries from outsiders regarding material nonpublic information about the Company should be forwarded to the Vice President of Investor Relations or, in his or her absence, the Compliance Officer.

X.	Hedging Transactions Are Prohibited

The Company prohibits our officers, directors and employees and their respective family members from, among other prohibited activities, (1) directly or indirectly engaging in strategies using puts, calls, equity swaps or other derivative securities on an exchange or in any other market in order to hedge or offset any decreases in the market value of any directly or indirectly owned securities of the Company; and (2) engaging in short sale transactions or forward sale transactions or any short-term or speculative transactions in the Company’s securities or in other transactions in the Company’s securities that may lead to inadvertent violations of insider trading laws.

The summary of the paragraph above is that no hedging activity can occur that may change the full risks and rewards of ownership or put pressure on the Company’s stock price other than buying or selling shares outright. If you are considering any transaction other than buying or selling common or preferred stock, you should first consult with the Compliance Officer.

XI.	The Company May Suspend All Trading Activities by Employees

In order to avoid any questions and to protect both employees and the Company from any potential liability, from time to time the Company imposes certain “blackout” periods during which some or all of the Company’s employees may not buy or sell the Company’s securities. No Section 16 Insider or Insider Employee may purchase or sell any security of the Company during any “trading lockout period” described in Appendix I. In addition to these trading lockout periods, the Company may impose other blackout periods if, in the Compliance Officer’s judgment, there exists nonpublic information that would make trades by the Company’s employees (or certain of the Company’s employees) inappropriate in light of the risk that such trades could be viewed as violating applicable securities laws.

XII.	Violations of Insider Trading Laws or This Policy Can Result in Severe Consequences

A.	Civil and Criminal Penalties

The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay civil penalties up to three times the profit made or loss avoided, face private action for damages, as well as being subject to criminal penalties, including up to 20 years in prison and fines of up to $5 million. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties.

B.	Company Discipline

Violation of this Policy or federal or state insider trading laws by any director, officer or employee may subject the director to removal proceedings and the officer or employee to disciplinary action by the Company, including termination for cause.

C.	Reporting Violations

Any person who violates this Policy or any federal or state laws governing insider trading, or knows of any such violation by any other person, must report the violation immediately to the Compliance Officer or the Audit Committee of the Company’s Board of Directors. Upon learning of any such violation, the Compliance Officer or Audit Committee, in consultation with the Company’s legal counsel, will determine whether the Company should release any material nonpublic information or whether the Company should report the violation to the SEC or other appropriate governmental authority.

XIII.	Every Individual Is Responsible

Every employee has the individual responsibility to comply with this Policy against illegal insider trading. An employee may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the material nonpublic information and even though the employee believes that he or she may suffer an economic loss or forego anticipated profit by waiting.

XIV.	This Policy Continues to Apply Following Termination of Employment

The Policy continues to apply to transactions in the Company’s securities even after termination of employment. If an employee is in possession of material nonpublic information when his or her employment terminates, he or she may not trade in the Company’s securities until that information has become public or is no longer material.

XV.	The Compliance Officer Is Available to Answer Questions about This Policy

Please direct all inquiries regarding any of the provisions or procedures of this Policy to the Compliance Officer.

XVI.	This Policy Is Subject to Revision

The Company may change the terms of this Policy from time to time to respond to developments in law and practice. The Company will take steps to inform all affected persons of any material change to this Policy.

XVII.	All Employees Must Acknowledge Their Agreement to Comply with This Policy

The Policy will be delivered to all employees upon its adoption by the Company, and to all new employees at the start of their employment or relationship with the Company. Upon first receiving a copy of the Policy or any revised versions, each employee may be asked to sign an acknowledgment that he or she has received a copy and agrees to comply with the Policy’s terms. The Company has the authority to impose sanctions for violation of this Policy and to issue any necessary stop-transfer orders to the Company’s transfer agent to enforce compliance with this Policy.

Policy Terms as of February 24, 2025

APPENDIX I

Special Restrictions on Transactions in Company Securities by
Executive Officers, Directors and Insider Employees

I.	Overview

To minimize the risk of apparent or actual violations of the rules governing insider trading, we have adopted these special restrictions relating to transactions in Company securities by Insiders. As with the other provisions of this Policy, Insiders are responsible for ensuring compliance with this Appendix I, including restrictions on all trading during certain periods, by family members and members of their households and by entities over which they exercise voting or investment control. Insiders should provide each of these persons or entities with a copy of this Policy.

II.	Trading Lockouts

In addition to the restrictions that are applicable to all employees, any trade by an Insider that is subject to the Insider Trading Policy will not be permitted during a “trading lockout.” The trading lockout begins for Section 16 Insiders on the seventh calendar day after each of the Company’s fiscal quarter end through and including the time that is one full business day after the time that the Company files a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K (a “Filing Time”) that includes financial results for such quarter (and financial results for the full year, in the case of the last fiscal quarter of a fiscal year) (“Financials”). The trading lockout begins for Insider Employees on the fourteenth calendar day after each of the Company’s fiscal quarter end through and including the time that is one full business day after a Filing Time that includes Financials. In addition to the times when the trading lockout is scheduled to be in effect, the Company may impose a special blackout period at its discretion due to the existence of material nonpublic information, such as a pending acquisition, that is likely to be widely known among Insiders. Following termination of employment or other service, Insiders will be subject to the trading lockout, as well as any special blackout period in effect at the time of termination, for one full fiscal quarter thereafter. Even when the lockout is not in effect, Insiders and other Company personnel are prohibited from trading in the Company’s securities while in possession of material nonpublic information. The Company’s Compliance Officer will advise Insiders when the trading lockout begins and ends.

III.	Hardship Exemptions

The Compliance Officer may, on a case by case basis, authorize a transaction in the Company’s securities during the trading lockout (but in no event during a special blackout period) due to financial or other hardship. Any request for a hardship exemption must be in writing and must describe the amount and nature of the proposed transaction and the circumstances of the hardship. (The request may be made as part of a pre-clearance request, so long as it is in writing.) The Insider requesting the hardship exemption must also certify to the Compliance Officer within two business days prior to the date of the proposed trade that he or she is not in possession of material nonpublic information concerning the Company.

The existence of the foregoing procedure does not in any way obligate the Compliance Officer to approve any hardship exemption requested by an Insider.

IV.	Individual Account Plan Blackout Periods

Certain trading restrictions apply during a blackout period applicable to any Company individual account plan in which participants may hold Company stock. For the purpose of such restrictions, a “blackout period” is a period in which the plan participants are temporarily restricted from making trades in Company stock. During any such blackout period, directors and executive officers are prohibited from trading in shares of the Company’s stock that were acquired in connection with such director’s or officer’s service or employment with the Company. Such trading restriction is required by law, and no hardship exemptions are available. The Company will notify directors and executive officers in the event of any blackout period.

V.	Pre-Clearance of Trades

As part of the Company’s Insider Trading Policy, all purchases and sales of equity securities of the Company by Section 16 Insiders and Insider Employees, other than transactions that are not subject to the Policy or transactions pursuant to a Rule 10b5-1 trading plan approved by the Board of Directors or its Audit Committee, must be pre-cleared by the Compliance Officer. The intent of this requirement is to prevent inadvertent violations of the Policy, avoid trades involving the appearance of improper insider trading, facilitate timely Form 4 reporting and avoid transactions that are subject to disgorgement under Section 16(b) of the Exchange Act.

Requests for pre-clearance must be submitted to the Compliance Officer within two business days in advance of each proposed transaction. If the Insider leaves a voicemail message or submits the request by email does not receive a response from the Compliance Officer within 24 hours, the Insider will be responsible for following up to ensure that the message was received.

A request for pre-clearance should provide the following information:

●	the nature of the proposed transaction and the expected date of the transaction;

●	number of shares involved;

●	if the transaction involves a stock option exercise, the specific option to be exercised; and

●	identity of and contact information for the broker proposed to execute the transaction.

Once the proposed transaction is pre-cleared, the Section 16 Insider or Insider Employee may proceed with it on the approved terms, provided that he or she complies with all other securities law requirements, such as Rule 144 and prohibitions regarding trading on the basis of inside information, and with any special trading blackout imposed by the Company prior to the completion of the trade. The Section 16 Insider and his or her broker will be responsible for immediately reporting the results of the transaction as further described below.

In addition, pre-clearance is required for the establishment of a Rule 10b5-1 trading plan. However, pre-clearance will not be required for individual transactions effected pursuant to a pre-cleared Rule 10b5-1 trading plan that specifies or establishes a formula for determining the dates, prices and amounts of planned trades. Of course, the results of transactions effected under a trading plan must be reported immediately to the Company since they will be reportable on Form 4 within two business days following the execution of the trade, subject to an extension of not more than two additional business days where the Section 16 Insider is not immediately aware of the execution of the trade.

Notwithstanding the foregoing, any transactions by the Compliance Officer shall be subject to pre-clearance by the Chief Executive Officer, President or Chief Operating Officer.

VI.	Reporting of Transactions

To facilitate timely reporting under Section 16 of the Exchange Act of Insider transactions in Company stock, Section 16 Insiders are required to (a) report the details of each transaction immediately after it is executed and (b) arrange with persons whose trades must be reported by the Insider under Section 16 (such as immediate family members living in the Insider’s household) to immediately report directly to the Company and to the Insider the details of any transactions they have in the Company’s stock.

Transaction details to be reported include, to the extent applicable, the following:

●	transaction date (trade date).

●	number of shares involved.

●	price per share at which the transaction was executed (before addition or deduction of brokerage commission and other transaction fees).

●	if the transaction was a stock option exercise, the specific option exercised.

●	contact information for the broker who executed the transaction.

●	specific representation that the Insider is not in possession of material non-public information.

●	for a Section 16 Insider, if the Section 16 Insider effected the transaction pursuant to a 10b5-1 Plan, a specific representation that the transaction was intended to satisfy the affirmative defense conditions of Rule 10b5-1(c).

●	the transaction report must be delivered to the Compliance Officer, with copies to Company personnel (if any) who assist the Section 16 Insider in preparing his or her Form 4.

The transaction details must be reported to the Compliance Officer, with copies to the Company personnel who will assist the Section 16 Insider in preparing his or her Form 4.

VII.	Transactions That Are Prohibited or Discouraged Under This Policy

Insiders are subject to the policies listed under Part X of the Insider Trading Policy, which are applicable to all employees.

VIII.	Nominating and Corporate Responsibility Committee

The Nominating and Corporate Responsibility Committee (the “Committee”) will be responsible for monitoring and recommending any modification to the Insider Trader Policy, if necessary or advisable, to the Board of Directors.

IX.	Persons Subject to Section 16

Most purchases and sales of Company securities by its directors, executive officers and greater-than-10% stockholders are subject to Section 16 of the Exchange Act. The Committee will review, at least annually, those individuals who are deemed to be executive officers for purposes of Section 16 and will recommend any changes regarding such status to the Board of Directors. For our purposes, an executive officer is generally defined as the chief executive officer, president, principal financial officer, principal accounting officer, general counsel or controller, any vice president in charge of a principal business unit, division or function or any other officer or person who performs a policy making function.

X.	Form 4 Reporting

Under Section 16, most trades by Insiders are subject to reporting on Form 4 within two business days following the trade date (which in the case of an open market trade is the date when the broker places the buy or sell order, not the date when the trade is settled). To facilitate timely reporting, all transactions that are subject to Section 16 must be reported to the Company on the same day as the trade date, or, with respect to transactions effected pursuant to a Rule 10b5-1 plan, on the day the Insider is advised of the terms of the transaction.

XI.	Named Employees Considered Insiders

The Committee will review, at least annually, those individuals deemed to be “Insiders” for purposes of this Appendix I. Insiders shall include persons subject to Section 16 and such other persons as the Committee deems to be Insiders. Generally, Insiders shall be any person who by function of their employment is consistently in possession of material nonpublic information or performs an operational role, such as head of a division or business unit, that is material to the Company as a whole.

XII.	Special Guidelines for 10b5-1 Trading Plans

Notwithstanding the foregoing, an Insider will not be deemed to have violated the Insider Trading Policy if he or she effects a transaction that meets all of the enumerated criteria below.

A. The transaction must be made pursuant to a documented plan (the “Plan”) entered into in good faith that complies with all provisions of Rule 10b5-1 (the “Rule”), including, without limitation:

1. Each Plan must:

a. specify the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold, or

b. include a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold.

2. In any case, then such Plan must prohibit the Insider and any other person who possesses material nonpublic information from exercising any subsequent influence over how, when, or whether to effect purchases or sales.

B. Each Plan must be approved prior to the effective time of any transactions under such Plan by the Company’s Board of Directors. The Company reserves the right to withhold approval of any Plan that the Board of Directors determines, in its sole discretion,

1. fails to comply with the Rule; or

2. would permit a transaction to occur before the later of (i) 90 days after adoption (including deemed adoption) of the Plan or (ii) two business days after disclosure of the issuer’s financial results in a Form 10-Q or Form 10-K for the quarter in which the Plan was adopted (subject to a maximum of 120 days after adoption of the Plan);

3. is established during a quarterly trading lockout period or a special black-out period, or the Insider is unable to represent to the satisfaction of the Compliance Officer that the Insider is not in possession of material nonpublic information regarding the Company;

4. exposes the Company or the Insider to liability under any other applicable state or federal rule, regulation or law; or

5. creates any appearance of impropriety; or

6. fails to meet the guidelines established by the Company; or

7. otherwise fails to satisfy review by the Board of Directors for any reason, such failure to be determined in the sole discretion of the Board of Directors.

C. Any modifications to the Plan or deviations from the Plan without prior approval of the Board of Directors will result in a failure to comply with the Insider Trading Policy. Any such modifications or deviations are subject to the approval of the Board of Directors in accordance with Section B above. Any termination of a Plan must be immediately reported to the Compliance Officer. If an Insider has pre-cleared a new Plan (the “Second Plan”) intended to succeed an earlier pre-cleared Plan (the “First Plan”), the Insider may not affirmatively terminate the First Plan without pre-clearance, because such termination is deemed to be entering into the Second Plan.

D. Each Plan must be established at a time outside of a trading lockout period or other blackout period.

E. Each Plan must provide appropriate mechanisms to ensure that the Insider complies with all rules and regulations, including Rule 144, Rule 701 and Section 16(b), applicable to securities transactions under the Plan by the Insider.

F. Each Plan must provide for the suspension of all transactions under such Plan in the event that the Company, in its sole discretion, deems such suspension necessary and advisable, including suspensions necessary to comply with trading restrictions imposed in connection with any lock-up agreement required in connection with a securities issuance transaction or other similar events.

G. None of the Company, the Board of Directors nor any of the Company’s officers, employees or other representatives shall be deemed, solely by their approval of an Insider’s Plan, to have represented that any Plan complies with the Rule or to have assumed any liability or responsibility to the Insider or any other party if such Plan fails to comply with the Rule.

Exhibit as of February 24, 2025

EXHIBIT A

SECTION 16 INSIDERS

OFFICERS

Name	Title

Samuel A. Landy	President & Chief Executive Officer

Anna T. Chew	Executive Vice President, Chief Financial Officer & Treasurer

Craig Koster	Executive Vice President, General Counsel & Secretary

Brett Taft	Executive Vice President & Chief Operating Officer

Daniel Landy	Executive Vice President

BOARD OF DIRECTORS

Amy Lynn Butewicz

Jeffrey A. Carus

Anna T. Chew

Kiernan Conway

Matthew I. Hirsch

Eugene W. Landy (Chairman)

Michael P. Landy

Samuel A. Landy

Stuart D. Levy

William E. Mitchell

Angela D. Pruitt-Marriott

Kenneth K. Quigley Jr.